Item 77C

American Independence Boyd Watterson
Short-Term Enhanced Bond Fund
Vote Tabulation Summary
Record Date March 31, 2014
Meeting Date April 25, 2014

A Special meeting of shareholders of the Core Plus Fund was held on April 25, 2014, to approve the following proposal:

Proposal 1 - Approval of New Investment
Sub-Advisory Agreement between American
Independence Financial Services, LLC and
Boyd Watterson Asset Management, LLC
on behalf of the Fund.

Record Date Shares
Shares Voted
  2,149,673
1,836,966


In Favor
Against
Abstain
          1,836,966
0
0